UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 9, 2016 (May 6, 2016)

FORESIGHT ENERGY LP
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36503	80-0778894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway Suite 2600 Saint Louis, MO 63102
(Address of Principal Executive Offices)

(314) 932-6160
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On May 6, 2016, Foresight Energy LLC (“FELLC”) and Foresight Energy LP (together with FELLC and certain subsidiaries of FELLC, the “Partnership”) entered into the First Amendment (the “Amendment”) to Transaction Support Agreement (as amended, the “Support Agreement”) with certain of the lenders (the “Consenting Lenders”) under the Partnership’s Second Amended and Restated Credit Agreement dated as of August 23, 2013 (the “Credit Agreement”), which extended the deadline for the Partnership to enter into a corresponding transaction support agreement or similar agreement with holders of at least 66.67% of the principal amount of FELLC’s 7.875% Senior Notes due 2021 (the “Notes”) in support of the proposed restructuring contemplated by the Support Agreement to May 17, 2016.  The Support Agreement may be terminated automatically after three business days upon the Partnership failing to enter into such agreement on or before May 17, 2016.

ITEM 8.01	Other Events

FELLC and Foresight Energy Finance Corporation (together, the “Issuers”), together with the Partnership, again extended the term of the existing forbearance agreement that was entered into on December 18, 2015 with certain holders (the “Consenting Noteholders”) of the Issuers’ 7.875% Senior Notes due 2021 (the “Notes”).  As a result of the extension, the forbearance period runs through May 17, 2016, unless further extended by the Consenting Noteholders in their sole discretion or unless earlier terminated in accordance with its terms.

The extension is intended to provide additional opportunity to engage in discussions and negotiations with the holders of the Notes and our secured lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Foresight Energy LP
By:	Foresight Energy GP LLC,
its general partner
By:	/s/ Robert D. Moore
Robert D. Moore
President and Chief Executive Officer
Date: May 9, 2016